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                                                                     EXHIBIT 8.1
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                                                July 15, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

     We have been requested by Young Broadcasting Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $200,000,000 principal amount of Series B 8 3/4% Senior Subordinated Notes due 2007 of the Company (the "Series B Notes") to be offered (the "Exchange Offer") in exchange for outstanding 8 3/4% Senior Subordinated Notes due 2007 (the "Series A Notes").

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon the terms of the Exchange Offer, of the Series A Notes and of the Series B Notes, which are set forth in the Registration Statement, it is our opinion that the summary set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement accurately describes, in all material respects, the material federal income tax consequences of the Exchange Offer to the holders of the Series A Notes.

     The foregoing opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

     The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.
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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                              Very truly yours,

                                              COOPERMAN LEVITT WINIKOFF
                                                LESTER & NEWMAN, P.C.


                                              By /s/ Mark L. Lubin
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